EXHIBIT 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR FIRST QUARTER 2004

NEWPORT, Wales, United Kingdom, April 27, 2004 — Trikon Technologies, Inc.

(Nasdaq: TRKN) today reported results for its first fiscal quarter ended March 31, 2004.

Revenues for the quarter were $6.8 million, an increase of 33 percent on $5.1 million for the first quarter of 2003 and a decrease of 27 percent on $9.3 million for the fourth quarter of 2003.

Operating loss for the quarter was $6.5 million, smaller by 8 percent compared to an operating loss of $7.1 million for the first quarter of 2003 and an increase of 32 percent compared to the $4.9 million for the fourth quarter of 2003.

Net loss applicable to common shares for the quarter was $5.9 million, or $0.37 per share, compared to a net loss of $7.3 million, or $0.56 per share in the first quarter of the prior year and $4.0 million, or $0.26 per share for the fourth quarter of 2003.

Revenue deferred under our revenue recognition policy decreased to $2.6 million as at March 31, 2004 compared to $5.1 million at December 31, 2003. The book to bill ratio for the first quarter was 0.65:1.

Trikon is continuing to closely manage its working capital. As a result, the Company ended the first quarter with cash and cash equivalents of $29.0 million.

“Our sales effort is now targeted at both our existing installed base and with focused new accounts where our technologies, low cost of ownership and commitment to customer support are key advantages,” said Dr. John Macneil, acting chief executive officer. “Improved market conditions have increased business at these accounts to the point where they are approaching full capacity and are starting to release funding. We are confident that we will capture a share of these expenditures in the coming quarters.”

The Company will be reviewing its cost base during the second quarter and taking the appropriate steps to lower expenses, which will include reducing employee levels. Today, Trikon commenced the consultation process with the workforce and expects the efforts to be completed by May 31, 2004. Trikon expects to eliminate between $4.0 million and $4.5 million in costs on an annual basis through a combination of workforce and other cost reduction efforts.

John Macneil concluded, “we are seeing improvements in the sales environment for Trikon, and are confident that our bookings in the second quarter will show a significant improvement over the first quarter. Continued improvement over subsequent quarters, combined with the cost reduction steps we have initiated today, will drive my key short term objective, which is to return Trikon to profitability.”

Trikon also reported that its annual meeting of stockholders will occur on September 7, 2004.

Investor Conference Call and Webcast

There will be a conference call at 10:30 am New York time today, hosted by Dr. John Macneil, acting president and CEO to discuss the results for the first quarter ended March 31, 2004 and the outlook for the second quarter and full year of 2004. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com

About Trikon Technologies

Trikon Technologies is a leading provider of wafer fabrication equipment and services to the global semiconductor industry. Trikon develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) of thin films for use in the production of semiconductor devices. These are key components in most advanced electronic products, such as telecommunication devices, consumer and industrial electronics and computers. More information is available on the internet at: www.trikon.com

Trikon Technologies Contacts

Corporate contact:

Bill Chappell

+44 (0) 1633-414000          bill.chappell@trikon.com

US Investor Relations contact:

Kevin Kirkeby at The Global Consulting Group

+1 646-284-9416                 kkirkeby@hfgcg.com

Marketing Publicity Manager:

Katrina Bomont

+44 (0) 1633 414030           katrina.bomont@trikon.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation, statements by Dr. Macneil and Bill Chappell about Trikon’s expectations regarding second quarter bookings; the ability to benefit from improved market conditions currently experienced by existing and potential customers; the improvement in the semiconductor and equipment markets, the ability to successfully implement between $4.0 million and $4.5 million of cost reduction on an annual basis and thereby reduce costs while increasing revenue; and Trikon’s expectation to return to profitability. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the present economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services, Trikon’s ability to continue to comply with its bank covenants, and possible changes in the company’s strategy. Additional factors that may cause actual results to differ are included in the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$29,024	$31,646
Accounts receivable, net	3,804	11,287
Inventories, net	16,037	15,257
Prepaid and other current assets	3,503	4,855

Total current assets	52,368	63,045

Property, equipment and leasehold improvements, net	16,794	16,896
Demonstration systems, net	2,618	2,814
Other assets	393	374

Total assets	$72,173	$83,129

Liabilities and shareholders’ equity
Current liabilities:
Short-term bank borrowing	$9,200	$—
Current portion of long-term debt	456	11,736
Accounts payable	4,971	5,785
Accrued expenses	1,847	1,399
Warranty and related expenses	1,035	1,285
Deferred revenue	2,628	5,075
Other current liabilities	2,820	3,363

Total current liabilities	22,957	28,643

Long-term debt less current portion	128	188
Other non-current liabilities	902	928

	23,987	29,759

Total shareholders’ equity	48,186	53,370

Total liabilities and shareholders’ equity	$72,173	$83,129

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Three Months ended
	March 31, 2004	March 31, 2003
Revenues:
Product revenues	$6,738	$5,104
License revenues	43

	$6,781	5,104
Costs and expenses:
Cost of goods sold	5,343	4,340
Research and development	2,541	2,318
Selling, general and administrative	5,395	4,800
Settlement of pension liabilities and related expenses	—	706

	13,279	12,164
Loss from operations	(6,498)	(7,060)
Foreign currency gains (losses)	623	(278)
Interest income, net	66	98

Loss before income tax charge	(5,809)	(7,240)
Income tax charge	65	24

Net loss	$(5,874)	$(7,264)

Loss per share data:
Basic:	$(0.37)	$(0.56)
Diluted:	$(0.37)	$(0.56)
Weighted average common shares used in the calculation:
Basic:	15,702	12,880
Diluted:	15,702	12,880